Exhibit 3

FIRST AMENDMENT TO
CONSORTIUM AGREEMENT

THIS FIRST AMENDMENT TO CONSORTIUM AGREEMENT (“Amendment”) is made and entered into as of December 5, 2013 by and among the Founder Parties and the Existing Shareholders with reference to the following:

A.           On August 16, 2013, the Parties entered into that certain Consortium Agreement (the “Agreement”).

B.           The Consortium was formed to undertake the Transaction to acquire the Target which would result in a delisting of the Target from Nasdaq and deregistering of the Target under the Exchange Act.

C.           The Parties wish to admit McGraw-Hill Global Education Intermediate Holdings, LLC (“McGraw-Hill”), Weblearning Company Limited (“WCL”) and Guo Young (“Young”) as additional members to the Consortium and to make further modifications to the Agreement in connection with their support of the Transaction.

D.           In accordance with Section 10.04 of the Agreement, the Parties desire amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the premises and the agreements, conditions and covenants contained herein, the Parties hereby agree as follows:

1.           Defined Terms.  All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

2.           Additional Consortium Members.  In accordance with Section 1.03 of the Agreement, the Parties agree to admit McGraw-Hill, WCL and Young as additional members to the Consortium. On the date of the Amendment, McGraw-Hill, WCL and Young shall execute a deed of adherence in the form attached hereto as Exhibit I.

3.           Schedule A. Schedule A to the Agreement shall be deleted and replaced in its entirety with a new Schedule A attached hereto.

4.           Amendment of Article I of the Agreement. Article I of the Agreement is hereby amended by adding the following as a new section at the end thereof:

“Section 1.07.  Merger Agreement. The Founder Parties and the Existing Shareholders acknowledge and agree that the Founder Parties, from and after the execution of the Merger Agreement, shall provide McGraw Hill with two (2) Business Days written notice (the “Amendment Notice”) prior to, directly or indirectly, amending, supplementing or modifying, or waiving any term or condition or granting any consent under, the Merger Agreement.

5.           Amendment of Section 2.01 of the Agreement. Section 2.01 of the Agreement is hereby amended by adding the following as a new subsection (c) and (d) at the end thereof:

“(c) The Founding Parties acknowledge and agree that the Founding Parties shall provide a copy of any notices, requests, claims, demands or any other communications received by the Founding Parties, Holdco or Merger Sub in connection with the Merger Agreement to each of the other Parties immediately upon receipt thereof.”

“(d) The Founding Parties acknowledge and agree that the Founding Parties shall provide McGraw Hill a reasonable opportunity to review and comment upon (i) the proxy statement to be sent to the shareholders of the Target in connection with its extraordinary general meeting to consider and vote upon the approval of the Merger Agreement and the Merger or the Rule 13e-3 Transaction Statement on Schedule 13E-3, or any amendments or supplements thereto, in each case, to the extent that such documents reference McGraw Hill, prior to filing the same with the SEC; provided, however, in no event shall the Target be required to accept any such comments to such documents filed with the SEC.”

6.           Amendment of Article III of the Agreement. Article III of the Agreement is hereby amended by adding the following as a new section at the end thereof:

“Section 3.02.  Withdrawal Expenses and Fee Sharing.  “(a) Notwithstanding anything to the contrary contained in this Agreement, in the event that McGraw Hill withdraws from the Consortium pursuant to Section 6.03, McGraw Hill shall only be required to pay its pro rata portion of any reasonable out-of-pocket costs and expenses payable by the Consortium in connection with the Transaction incurred between the date hereof and the date of McGraw Hill’s withdraw from the Consortium.”

7.           Amendment of Article VI of the Agreement. Article VI of the Agreement is hereby amended by adding the following as a new section at the end thereof:

“Section 6.03.  Withdrawal Rights.

“(a) Upon receipt of the Amendment Notice, McGraw Hill shall have the right to withdraw from the Consortium for a period of two (2) Business Days (the “Withdrawal Period”). If no notice of withdrawal (whether by e-mail, telephone or facsimile (in each case, with a confirmatory notice sent by an internationally recognized overnight courier service) is received by the Founding Parties prior to the expiration of the Withdrawal Period, McGraw Hill shall be deemed to have waived its right of withdrawal.

(b) In the event that McGraw Hill withdraws from the Consortium pursuant to Section 6.03(a), this Agreement shall terminate with respect to McGraw Hill immediately upon such withdrawal.

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(c) In the event that (i)(A) the Merger Agreement is amended, supplemented or modified, or any term or condition is waived or any consent is granted under the Merger Agreement, and (B) the Founder Parities fail to provide McGraw Hill with the Amendment Notice in compliance with Section 1.07 and (ii) the Merger is consummated, the Parties (other than McGraw Hill) shall, or shall cause Holdco to, purchase, at the sole option of McGraw Hill, each of the ordinary shares of Holdco (or such other securities received by McGraw Hill in exchange for the Rollover Shares contributed to Holdco) owned or beneficially owned by McGraw Hill for the per share Merger Consideration within ten (10) Business Days of receipt of the written notice from McGraw Hill requesting the purchase of its ordinary shares of Holdco as McGraw Hill’s sole and exclusive remedy for any breach or non-compliance by the Founder Parties with Section 1.07. McGraw Hill’s right to exercise its remedy set forth in this Section 6.03(c) shall terminate ten (10) Business Days following the consummation of the Merger.”

8.           Amendment of Article X of the Agreement. Article X of the Agreement is hereby amended by adding the following as a new section at the end thereof:

“Section 10.11.  Board Representation.  Promptly following the Closing of the Transaction, McGraw-Hill shall have the right to designate one or more directors (rounded to the nearest whole number) to Board of Directors of each of Holdco and the Surviving Company, and, in each case, each committee thereof, if any, as is proportionate to McGraw-Hill’s equity ownership in Holdco.”

9.           Amendment of Section 11.01 of the Agreement. Section 11.01 of the Agreement is hereby amended by adding the following the following definitions:

“Amendment Notice” has the meaning given in Section 1.07.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required to close in New York, the Cayman Islands, Hong Kong or the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Withdrawal Period” has the meaning given in Section 6.03(a).

10.           Full Force and Effect.  Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Amendment. Except as amended hereby, the Agreement shall remain unaltered and in full force and effect.

11.           Conflict. In the event there is a conflict between the Agreement and this Amendment, the terms of this Amendment shall control.

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12.           Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which, taken together, shall constitute but one and the same instrument.

13.           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank; signatures follow]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above.

/s/ Julia Huang
Julia Huang

/s/ Shawn Ding
Shawn Ding

SOUTH LEAD TECHNOLOGY LIMITED

By:	/s/ Julia Huang
Name:	Julia Huang
Title:	Director

MORAL KNOWN INDUSTRIAL LIMITED

By:	/s/ Shawn Ding
Name:	Shawn Ding
Title:	Director

INTERVISION TECHNOLOGY LTD.

By:	/s/
Name:
Title:

LINGYUAN FURONG INVESTMENT MANAGEMENT CO., LTD.

By:	/s/
Name:
Title:

MLP HOLDINGS LIMITED

By:	/s/
Name:
Title:

NEW VALUE TECHNOLOGY LIMITED

By:	/s/
Name:
Title:

/s/ Ellen Huang
Ellen Huang and families

/s/ Gegang Tana
Gegeng Tana

/s/ Mei Yixin
Mei Yixin

/s/ Pan Zhixin
Pan Zhixin

/s/ Guo Young
Guo Young

EXHIBIT I

Deed of Adherence

By this deed McGraw-Hill Global Education Intermediate Holdings, LLC (“McGraw-Hill”) Weblearning Company Limited (“WCL”) and Guo Young hereby agree that as and with effect from the date hereof, they will observe, perform and be fully bound by and assume the benefit of the provisions of the Consortium Agreement, dated August 16, 2013 made by and between Julia Huang, Shawn Ding, South Lead Technology Limited, Moral Known Industrial Limited and the Existing Shareholders named therein, as amended on December 5, 2013 by the Founder Parties and the Existing Shareholders (the “Consortium Amendment”) in all respects as if they were a party to the Consortium Agreement and were referred to therein as an Existing Shareholder.

MCGRAW-HILL:

For and on behalf of McGraw-Hill Global Education Intermediate Holdings, LLC

By:	/s/ David Stafford
Name:	David Stafford

WCL:

For and on behalf of Weblearning Company Limited

By:	/s/
Name:

GUO YOUNG

/s/ Guo Young

SCHEDULE A

Existing Share Ownership

	Target Ordinary Shares	Other Securities(1)	Additional Securities Beneficially Owned
Julia Huang	33,000	0	0
South Lead Technology Limited	540,000	1,943,780
Shawn Ding	75,210	0	0
Moral Known Industrial Limited	965,160	2,085,380
InterVision Technology Ltd.	1,749,635	0	0
Lingyuan Furong Investment Mgmt Co., Ltd.	1,620,000	0	0
MLP Holdings Limited	2,000,000	0	0
New Value Technology Limited	1,516,267	0	0
McGraw-Hill Global Education Intermediate Holdings, LLC	3,377,337	(2)	0
Weblearning Company Limited	718,359	0	0
Ellen Huang and families	24,000	0	0
Guo Young	75,999	0	0
Gegang Tana	17,907	0	0
Mei Yixin	3,000	220,000	0
Pan Zhixin	18,786	126,000	0

TOTAL:	12,734,660	4,375,160	0

(1)	Constitutes ordinary shares underlying stock options and restricted share units exercisable within 60 days.

(2)	McGraw-Hill owns an additional 1,392,900 ordinary shares that will be sold for cash on the same terms offered to the Target’s public shareholders at the Closing of the Transaction.